Exhibit 10.3

SEABOARD CORPORATION

RETIREE HEALTH REIMBURSEMENT ARRANGEMENT

PLAN DOCUMENT

AND

SUMMARY PLAN DESCRIPTION

Adopted Effective January 1, 2026

SEABOARD CORPORATION

RETIREE HEALTH REIMBURSEMENT ARRANGEMENT

6.5.	Denial of Appeal	13
6.6.	Judicial Review	13
6.7.	External Appeal	13
ARTICLE VII. HIPAA PROVISIONS		14
7.1.	The HRA Plan	14
ARTICLE VIII. ADMINISTRATION		14
8.1.	Plan Administrator	14
8.2.	Powers of the Plan Administrator	14
8.3.	Effect of Mistake	15
8.4.	Subrogation and Reimbursement	15
ARTICLE IX. PLAN INFORMATION (ERISA)		15
9.1.	Plan Name	15
9.2.	Plan Sponsor/Plan Administrator	15
9.3.	Plan Number	15
9.4.	Type of Plan	15
9.5.	Plan Year	16
9.6.	Funding	16
9.7.	Agent for Service of Legal Process	16
9.8.	Claims Administrator/Third Party Administrator	16
9.9.	ERISA Information	16
9.10.	COBRA	17
ARTICLE X. GENERAL PROVISIONS		18
10.1.	Expenses	18
10.2.	Amendment and Termination	18
10.3.	Governing Law	18
10.4.	Code and ERISA Compliance	18
10.5.	No Guarantee of Tax Consequences	19
10.6.	Indemnification of Employer	19
10.7.	Non-Assignability of Rights	19
10.8.	Headings	19
10.9.	Severability	19
10.10.	Medicare Status	19

SEABOARD CORPORATION

RETIREE HEALTH REIMBURSEMENT ARRANGEMENT

ARTICLE I. INTRODUCTION

1.1.Establishment of Plan

Seaboard Corporation, a corporation organized under the laws of the State of Kansas, hereby establishes the Seaboard Corporation Retiree Health Reimbursement Arrangement effective January 1, 2026.

1.2.Purpose of the Plan

The purpose of the HRA Plan is to reimburse eligible retirees and their eligible spouses for certain medical expenses and health insurance premiums which are not otherwise reimbursed. The HRA Plan is intended to qualify as a self-insured medical reimbursement plan for purposes of Sections 105 and 106 of the Code, as well as a health reimbursement arrangement as defined in IRS Notice 2002-45. This HRA Plan is also intended to be exempt from the ACA as a separate “retiree-only” plan pursuant to ERISA Section 732(a) and Code Section 9831(a)(2). The HRA Plan is unfunded, and Benefits are paid from the general assets of the Employer.

1.3.Purpose of the Document

This document serves as both the HRA Plan document and the Summary Plan Description (SPD). This SPD describes the basic features of the HRA Plan and how it operates. It is very important to review this document carefully to confirm a complete understanding of the Benefits available, as well as responsibilities, under the HRA Plan.

ARTICLE II. DEFINITIONS

2.1.Definitions

“ACA” means the Patient Protection and Affordable Care Act.

“Account” means a notational bookkeeping account established for the Retiree and, separately, for the Retiree’s Spouse (if any), under this HRA Plan to track the amount of credits and reimbursements for that individual. Accounts are not shared, commingled, or transferable between spouses.

“Benefits” means the reimbursement benefits for Medical Care Expenses described under Article V.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Health Plan” or “CHP Plan” means the Seaboard Corporation Employee Welfare Plan, as amended from time to time.

“Effective Date” of this HRA Plan has the meaning described in Section 1.1.

“Eligible Retiree” means any former Employee of the Employer who satisfies the eligibility requirements described in Section 3.1.

“Employee” means any person providing services to the Employer as a common law employee. “Employee” does not include any individual, regardless of whether such individual is later determined by a court or any governmental agency to be, or to have been, a common law employee of an Employer: (1) who performs services for an Employer pursuant to a leasing or similar agreement between an Employer and a third-party; (2) who performs services for an Employer and is working in a classification described by the Employer as independent contractor; or (3) who performs services for an Employer pursuant to a contract or agreement which provides that the individual is an independent contractor or consultant.

“Employer” means Seaboard Corporation and any subsidiary, or related corporation, trade or business that, with the consent of Seaboard Corporation, has become a party to the HRA Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HRA” means a health reimbursement arrangement as defined in IRS Notice 2002-45.

“HRA Plan” or “Plan” means the Seaboard Corporation Retiree Health Reimbursement Arrangement, as set forth herein and as amended from time to time.

“Initial Credit” means the $25,000 credit provided under Section 4.5 to each Participant who first becomes eligible to participate in this HRA Plan as of or after the Effective Date of this HRA Plan.

“Legacy Balance” means, for each Retiree and each Spouse, the remaining portion of that individual’s $25,000 balance under the Legacy Supplemental Retiree Health Coverage as of January 1, 2026.

“Medical Care Expenses” has the meaning defined in Section 5.2.

“Legacy Supplemental Retiree Health Coverage” means the Supplemental Retiree Health Coverage as defined and described in the CHP Plan for which Eligible Retirees and their Spouses participated prior to January 1, 2026.

“Medicare” includes Medicare Parts A, B, C (Medicare Advantage), and D, as applicable.

“Participant” means an Eligible Retiree or Spouse who is eligible to be and becomes covered under this HRA Plan as described in Article III.

“Period of Coverage” means the Plan Year, with the following exceptions: (a) for Retirees and Spouses who first become eligible to participate, it shall mean the portion of the Plan Year following the date participation commences, as described in Section 3.2; and (b) for Retirees and Spouses who terminate participation, it shall mean the portion of the Plan Year prior to the date participation in the Plan terminates, as described in Section 3.3. A different Period of Coverage (e.g., a calendar month) may be established by the Plan Administrator and communicated to Participants.

“Plan Administrator” means the Employer, unless the Employer designates another person to hold the position of Plan Administrator.

“Plan Year” means the calendar year (i.e., the 12-month period commencing January 1 and ending on December 31), except in the case of a short plan year where the Plan Year is being changed, in which case the Plan Year shall be the entire short plan year.

“Protected Health Information” shall have the meaning described in 45 CFR §160.103 and generally includes individually identifiable health information held by, or on behalf of, the HRA Plan.

“Retiree” means any former Employee of the Employer.

“Spouse” means the Eligible Retiree’s spouse to whom the Eligible Retiree is legally married, as determined under federal and state law. “Spouse” shall also mean the Eligible Retiree’s surviving spouse who was the Eligible Retiree’s legal spouse at the time of the Eligible Retiree’s death.

ARTICLE III. ELIGIBILITY AND PARTICIPATION

3.1.Eligibility. Retired Employees of the Employer are eligible to participate in this HRA Plan at the time specified in Section 3.2 if they are eligible for retiree coverage as provided under the CHP Plan as of the date of the Retired Employee’s termination of employment from the Employer. An Eligible Retiree’s Spouse is also eligible to participate in this HRA Plan at the time specified in Section 3.2.

3.2.When Participation Begins.

(a)Eligible Retiree. An Eligible Retiree will become a Participant in this HRA Plan on the date the Eligible Retiree satisfies all the following requirements:

(i)the Eligible Retiree has terminated employment with the Employer;

(ii)the Eligible Retiree has become eligible for Medicare; and

(iii)the Eligible Retiree has completed any enrollment or procedures that are required by the Plan Administrator or its delegee.

(b)Eligible Retiree’s Spouse. An Eligible Retiree’s Spouse will become a Participant in this HRA Plan on the date all the following requirements are satisfied:

(i)the Eligible Retiree has terminated employment with the Employer;

(ii)the Eligible Retiree’s Spouse has become eligible for Medicare; and

(iii)the Eligible Retiree or Spouse, if applicable, has completed any enrollment or procedures that are required by the Plan Administrator or its delegee.

3.3.Termination of Participation.

(a)Retiree-Participant. The Retiree-Participant will cease to be a Participant in this HRA Plan when the first of the following occurs:

(i)the date the Retiree-Participant dies;

(ii)the date the Retiree-Participant is rehired as an active employee of the Employer;

(iii)the date the HRA Plan is amended, resulting in the Retiree-Participant’s ineligibility for participation in the HRA Plan; or

(iv)the date the HRA Plan is terminated.

(b)Spouse-Participant. The Spouse-Participant will cease to be a Participant in this HRA Plan when the first of the following occurs:

(i)the date the Spouse-Participant dies;

(ii)the date the Spouse-Participant divorces or is legally separated from the Retiree-Participant;

(iii)the date the HRA Plan is amended, resulting in the Spouse-Participant’s ineligibility for participation in the HRA Plan; or

(iv)the date the HRA Plan is terminated.

ARTICLE IV. METHOD OF FUNDING

4.1.Benefits Offered Generally. When an Eligible Retiree or an Eligible Retiree’s Spouse becomes a Participant in accordance with Article III, an Account will be established for such Participant to receive Benefits in the form of reimbursements for Medical Care Expenses, as described in Article V.

4.2.Establishment of Account. A separate Account shall be established for each Participant and contributions for each Participant shall be credited to his or her own Account. Each Participant may use only their own Account for their own Medical Care Expenses. Account balances are not shared or transferred between spouses, including upon death or loss of eligibility. Each Account established will merely be a recordkeeping account with the purpose of keeping track of contributions and available reimbursement amounts.

4.3.Employer and Participant Contributions Generally

(a)Employer Contributions. The Employer funds the full amount of the Accounts.

(b)Participant Contributions. There are no Participant contributions for benefits under the HRA Plan, except as provided in Section 9.10 in the case of COBRA coverage.

(c)No Funding Under Cafeteria Plan. Under no circumstances will the benefits be funded with salary reduction contributions, employer contributions (e.g., flex credits), or otherwise under a cafeteria plan.

4.4.Funding This HRA Plan Generally. All the amounts payable under this HRA Plan shall be paid from the general assets of the Employer. Nothing herein will be construed to require the Employer or the Plan Administrator to maintain any fund or to segregate any amount for the benefit of any Participant, and no Participant or other person shall have any claim against, right to, or security or other interest in any fund, account, or asset of the Employer from which any payment under this HRA Plan may be made. There is no trust or other fund from which benefits are paid.

4.5.Initial Credit. The Plan Administrator shall fund a Participant’s Account with an Initial Credit as follows:

(a)Legacy Retirees and Legacy Spouses. On January 1, 2026, the Plan Administrator shall credit each Participant who was covered under the Legacy Supplemental Retiree Health Coverage prior to January 1, 2026 (each individual, a “Legacy Retiree” or “Legacy Spouse” as applicable) with that individual’s Legacy Balance. The Legacy Balance is available for reimbursement and will carry over year to year until such balance is fully exhausted. No Annual Credits will be provided to a Participant until the Legacy Balance for that Participant is exhausted.

(b)New Retirees. For any Eligible Retiree or Spouse who first becomes eligible to participate after the Effective Date of this HRA Plan, and who does not have a Legacy Balance, the Plan Administrator shall credit $25,000 to that individual’s Account as of the first day of that individual’s Plan coverage. This amount is available for reimbursement and will carry over year to year until fully exhausted. No Annual Credits will be provided to an individual until the Initial Credit is exhausted.

4.6.Annual Credits. Beginning on January 1 of the first Plan Year following the exhaustion of the Participant’s Initial Credit, the Employer shall credit $1,000 to that Participant’s Account for that Plan Year (the “Annual Credit”). The Annual Credit is determined separately for each Participant, is not pro-rated for mid-year exhaustion of an Initial Credit and may be adjusted prospectively by the Plan Administrator on a uniform basis.

4.7.Debiting of Accounts. A Participant’s Account will be debited during each Period of Coverage for any reimbursement of Medical Care Expenses incurred during the Period of Coverage.

4.8.Carryovers. If any Initial Credit remains in the Participant’s Account for a Period of Coverage after all reimbursements have been made for the Period of Coverage, such Initial shall be carried over to reimburse the Participant for Medical Care Expenses incurred during a subsequent Period of Coverage until such Initial Credit has been exhausted. However, unused Annual Credit amounts do not carry over to the subsequent Period of Coverage.

4.9.Forfeitures. Unused amounts will be forfeited upon the earliest of: (a) HRA Plan termination; (b) the Participant’s death or loss of eligibility (no survivor or spousal transfer is permitted); or (c) with respect to Annual Credits, failure to use the applicable Period of Coverage’s Annual Credit for expenses incurred during that Period of Coverage by the run-out deadline. In addition, any HRA Benefit payments that are unclaimed (e.g., uncashed benefit checks) by the close of the Plan Year following the Period of Coverage in which the Medical Care Expense was incurred shall be forfeited. Forfeitures may be used to pay HRA Plan expenses or to reduce future credits, as determined by the Plan Administrator.

ARTICLE V. RETIREE HEALTH REIMBURSEMENT BENEFITS

5.1.Benefits. The HRA Plan will reimburse Participants for certain Medical Care Expenses up to the unused amount in the Participant’s Account.

5.2.Eligible Medical Care Expenses. Under the Account, a Participant may receive reimbursement for certain Medical Care Expenses incurred during a Period of Coverage.

(a)Incurred. A Medical Care Expense is generally considered to be incurred at the time the medical care or service giving rise to the expense is furnished, and not when the individual incurring the expense is formally billed for, is charged for, or pays for the medical care. Medical Care Expenses incurred before a Participant first becomes covered by the HRA Plan are not eligible.

(b)Medical Care Expenses Generally. “Medical Care Expenses” means expenses incurred by a Participant for medical care, as defined in Code §213 (including expenses for menstrual care products as defined in Code §223(d)(2)(D)), but shall not include expenses that are described in subsection (c). “Medical Care Expenses” also means premium expenses for medical coverage (including Medicare Parts A, B, C, and D and Medicare Supplement/Medigap policies), dental coverage, and vision coverage incurred while you are eligible under this HRA Plan. Reimbursements due for Medical Care Expenses incurred by the Participant shall be charged against the Participant’s Account. The Plan Administrator may promulgate procedures regarding the eligibility of various expenses for reimbursement such as Medical Care Expenses and may limit reimbursement of expenses described in such procedures.

(c)Medical Care Expenses Exclusions. Medical Care Expenses shall not include (1) amounts not qualifying under Code Section 213(d); (2) cosmetic surgery or other similar procedures, unless the surgery or procedure is necessary to ameliorate a deformity arising from, or directly related to, a congenital abnormality, a personal injury resulting from an accident or trauma, or a disfiguring disease (for this purpose, “cosmetic surgery” means any procedure that is directed at improving the patient’s appearance and does not meaningfully promote the proper function of the body or prevent or treat illness or disease); (3) any expense that is not legally provided under applicable state or federal law; or (5) any other expense excluded under Appendix A or otherwise under the terms of this HRA Plan.

(d)Not Reimbursed or Reimbursable From Another Source. Medical Care Expenses may be reimbursed from the Participant’s Account only to the extent that the Participant is not reimbursed for the expense (nor is the expense reimbursable) through other insurance, or any other accident or health plan (unless the other health plan is a Health FSA). If only a portion of a Medical Care Expense has been reimbursed elsewhere, the Account may reimburse the remaining portion of such expense if it otherwise meets the requirements of this Article V. Any Medical Care Expenses reimbursed or reimbursable to a Participant pursuant to the Seaboard Corporation Retiree Medical Benefit Plan as Amended and Restated Effective March 1, 2025 (the “Executive Retiree Plan”) shall not be reimbursed from the Participant’s Account and any such Medical Care Expenses reimbursed or paid pursuant to Executive Retiree Plan shall not result in a debit to the Participant’s Account.

5.3.Claim and Reimbursement Procedure

(a)Claims Submission and Substantiation. A Participant who seeks Benefits may apply for reimbursement by submitting an application in writing (or electronically) to the Plan Administrator, or the Plan Administrator’s designee, according to the procedures established by the Plan Administrator, by no later than March 31 following the close of the Plan Year in which the Medical Care Expense was incurred. The claim application should include the following information:

(i)the individual(s) on whose behalf Medical Care Expenses have been incurred;

(ii)the nature and date of the Medical Care Expenses so incurred;

(iii)the amount of the requested reimbursement; and

(iv)a statement that such Medical Care Expenses have not otherwise been reimbursed and are not reimbursable through any other source, and that Health FSA coverage, if any, for such Medical Care Expenses has been exhausted.

The application shall be accompanied by insurance premium statements, bills, invoices, or other statements from an independent third party (e.g., a hospital, physician, or pharmacy) showing that the Medical Care Expenses have been incurred and the amounts of such Medical Care Expenses, together with any additional documentation that the Plan Administrator may request. Reimbursements may be made by direct deposit to a bank account of the Participant or by check, as elected by Participant. Claims for reimbursement by check will not be paid unless and until the aggregate claims for reimbursement total at least $25, unless representing a final reimbursement claim for a Period of Coverage.

If the Employer implements an electronic payment card program (debit card, credit card, or similar method) to pay expenses from the HRA Plan, some expenses may be validated at the time the expense is incurred (like copays for medical care). For other expenses, the card payment is only conditional, and you will still have to submit supporting documents. You will receive more information from the Employer about what you must do to obtain reimbursement if such a system is implemented.

(b)Claims Decision Timing. Within 30 days after receipt by the Plan Administrator of a reimbursement claim from a Participant, the Plan Administrator or its designee will reimburse the Participant for the Participant’s Medical Care Expenses (if the Plan Administrator approves the claim), or the Plan Administrator will notify the Participant that his or her claim has been denied. The 30-day time period may be extended for an additional 15 days for matters beyond the control of the Plan Administrator, including in cases where a reimbursement claim is incomplete. The Plan Administrator will provide written notice of any extension, including the reasons for the extension, and will allow the Participant 45 days in which to complete an incomplete reimbursement claim.

(c)Claims Denial. If the claim is denied, the notice that the Participant will receive from the Plan Administrator will include the following information:

(i)Information about the Participant’s claim, including the date of service, health care provider, claim amount, and any diagnosis and treatment code and their corresponding meanings, to the extent such information is available;

(ii)The specific reason for the denial;

(iii)A reference to the specific HRA Plan provision(s) on which the denial is based;

(iv)Any denial code (and its corresponding meaning) that was used in denying the claim;

(v)A description of any additional material or information necessary for the Participant to perfect their claim and an explanation of why such material or information is necessary;

(vi)A description of the HRA Plan’s internal and external review procedures and the time limits applicable to such procedures, including a statement of the Participants right to bring a civil action under ERISA §502(a) following a denial on review; and

(vii)If the Plan Administrator relied on an internal rule, guideline, protocol, or similar criteria in making its determination, either a copy of the specific rule, guideline, or protocol, or a statement that such a rule, guideline, protocol, or similar criterion was relied upon in making the determination and that a copy of such rule, guideline, protocol, or similar criterion will be provided to the Participant free of charge upon request.

ARTICLE VI. APPEALS PROCEDURE

6.1.Timing to Submit Appeal. If a Participant disagrees with a decision concerning their reimbursement claim, the Participant has a right to appeal the claim decision. The Participant, or the Participant’s beneficiary or authorized representative (e.g. physician) will have 180 days following the receipt of any notification of claim denial to appeal the decision, making a written request for reconsideration to the Plan Administrator. If the Participant does not file their appeal within this 180-day period, the Participant will lose their right to appeal.

6.2.Appeal Submission. The appeal must be in writing, must be provided to the Plan Administrator, and must include the following information:

(a)The Participant’s name and address;

(b)The fact that the Participant is disputing a denial of a claim;

(c)The date of the notice that the Plan Administrator informs the Participant of the denied claim;

(d)The reasons for disputing the denial of the claim; and

(e)Any other documentation that the Participant has not already provided to the Plan Administrator that may be relevant to the appeal.

6.3.Appeal Review. Any time before the internal appeal deadline, the Participant may submit copies of all relevant documents, records, written comments, testimony, and other infor-mation to the Plan Administrator. The HRA Plan is required to provide Participants with reasonable access to and copies of all documents, records, and other information related to the claim. When reviewing the Participant’s appeal, the Plan Administrator will take into account all relevant documents, records, comments, and other information that the Participant has provided with regard to the claim, regardless of whether or not such information was submitted or considered in the initial determination.

If the Plan Administrator receives new or additional evidence that it considered, relied upon, or generated in connection with the claim, other than evidence that the Participant provided to it, the Participant will be provided with this information and given a reasonable opportunity to respond to the evidence before the due date for the Plan Administrator’s notice of final internal adverse benefit determination. Similarly, if the Plan Administrator identifies a new or additional reason for denying the Participant’s claim, that new or additional reason will be disclosed to the Participant and the Participant will be given a reasonable opportunity to respond to that new rationale before the due date for the Plan Administrator’s notice of final internal adverse benefit determination.

The internal appeal determination will not afford deference to the initial determination and will be conducted by a fiduciary of the HRA Plan who is not: (1) the individual who made the original determination; (2) an individual who is a subordinate of the individual who made the initial determination; or (3) an individual whose terms and conditions of employment are affected by the results of his or her decision.

If the internal appeal determination will be based on the medical judgment of a health care professional retained by the Plan Administrator, the health care professional retained for purposes of the internal appeal will not be an individual who was consulted in connection with the determination that is being appealed or any subordinate of that individual.

6.4.Timing of Appeals Decision. If sufficient information is available to decide the appeal, the Plan Administrator will resolve the Participant’s internal appeal within a reasonable period of time but not later than 30 business days from receipt of the internal appeal request. If more information is needed to make a decision on the Participant’s appeal, the Plan Administrator shall send a written request for the information after receipt of the appeal. If the additional information requested is not received within 30 business days of the appeal request, the Plan Administrator shall conduct its review based upon the available information. The review shall be completed within a reasonable period of time but not later than 30 business days from receipt of the appeal request.

6.5.Denial of Appeal

If the Participant’s appeal is denied, the notice that the Participant receives from the Plan Administrator will include the following information:

(a)Information about the Participant’s claim, including the date of service, health care provider, claim amount, and any diagnosis and treatment code and their corresponding meanings, to the extent such information is available;

(b)The specific reason for the denial upon review;

(c)A reference to the specific HRA Plan provision(s) on which the denial is based;

(d)Any denial code (and its corresponding meaning) that was used in denying the claim;

(e)A statement providing that the Participant is required to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Participant’s claim for Benefits;

(f)If an internal rule, guideline, protocol, or similar criterion was relied upon in making the review determination, either the specific rule, guideline, or protocol, or a statement that such a rule, guideline, protocol, or similar criterion was relied upon in making the review determination and that a copy of such rule, guideline, protocol, or similar criterion will be provided to you free of charge upon request; and

(g)A statement of the Participant’s right to bring an external appeal or a civil action under ERISA §502(a).

6.6.Judicial Review. Participants will not be allowed to take legal action against the HRA Plan, the Employer, the Plan Administrator, or any other entity to whom administrative or claims processing functions have been delegated unless the Participant exhausts their internal appeal rights. The Participant’s right to maintain a court action is also subject to the HRA Plan’s statute of limitations. If the Participant intends to initiate legal action, the Participant must do so within 2 years after receiving an adverse benefits determination of the Participant’s claim on review.

6.7.External Appeal.

(a)Right to External Appeal. The Participant has the right to an external review of the Administrator’s denial of the Participant’s internal appeal unless the Benefit denial was based on the Spouse’s failure to meet the HRA Plan’s eligibility requirements.

(b)Timing to File External Appeal. The Participant’s external review request must be filed with the external reviewer within 4 months of the date the Participant was served with the Plan Administrator’s response to the Participant’s final internal appeal. If the Participant does not file the Participant’s external review request within this 4-month period, the Participant loses their right to external review. For example, if the Participant received the internal appeal decision on January 3, 2026, the Participant must request external review of the decision by May 3, 2026 (or, if that is not a business day, the next business day thereafter). The external reviewer will determine whether the request is eligible for external review

(c)External Review Process. The external review may be conducted according to either a state process or a federal process (which may be a federally administered process or a private accredited independent review organization (IRO) process meeting specified federal standards). For information about which process applies to the HRA Plan, including information about how to request an external review, contact the Plan Administrator.

(d)Decision on External Review. The external reviewer must notify the Participant and the Plan Administrator of its decision on the Participant’s claim within 45 days after its receipt of the Participant’s request for external review. The external reviewer’s decision is binding upon the parties unless other state or federal law remedies (which may include judicial review) are available.

ARTICLE VII. HIPAA PROVISIONS

7.1.The HRA Plan is intended to comply with the privacy and security requirements of the Health Portability and Accountability Act (HIPAA). The Plan Administrator is required to provide notice of the ways that Protected Health Information (PHI) may be used in accordance with HIPAA. A copy of the HIPAA notice of privacy practices can be obtained by contacting the Plan Administrator.

ARTICLE VIII. ADMINISTRATION

8.1.Plan Administrator

The administration of this HRA Plan shall be under the supervision of the Plan Administrator. It is the principal duty of the Plan Administrator to see that this HRA Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in this HRA Plan without discrimination among them.

8.2.Powers of the Plan Administrator

The Plan Administrator shall have such duties and powers as it considers necessary or appropriate to discharge its duties. The Plan Administrator has the exclusive right, power, and authority, in its sole and absolute discretion, to carry out its powers and responsibilities. The Plan Administrator may delegate any of its duties and responsibilities to one or more persons or entities.

Any such delegation must be in writing and must identify the delegee and the scope of the delegee’s duties and responsibilities.

The decision of the Plan Administrator (or its delegate) on any disputes arising under the HRA Plan, including (but not limited to) questions of construction, interpretation, and administration shall be final, conclusive, and binding on all persons having an interest in or under the HRA Plan. Any determination made by the Plan Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

8.3.Effect of Mistake

If it is later determined that a Participant received an overpayment or a payment was made in error, the Participant will be required to refund the overpayment or erroneous reimbursement to the HRA. An example of an overpayment is being reimbursed for an expense under the HRA Plan that is later determined to be ineligible or paid for by some other health care plan.

If the Participant does not refund the overpayment or erroneous payment, the HRA Plan reserves the right to offset future reimbursements from the HRA Plan equal to the overpayment or erroneous payment. If all other attempts to recoup the overpayment/erroneous payment are unsuccessful, the Plan Administrator may include the amount on an IRS Form 1099 as income. In addition, if the Plan Administrator determines that the Participant has submitted a fraudulent reimbursement request, the Plan Administrator may terminate the Participant’s coverage under the HRA Plan.

8.4.Subrogation and Reimbursement

If a third party is responsible for an expense reimbursed by the HRA Plan, the HRA Plan is subrogated to the Participant’s rights to recover from that third party and the Participant agrees to reimburse the HRA Plan from any recovery, up to the amount paid by the HRA Plan, after deduction of reasonable attorney fees if required by law.

ARTICLE IX. PLAN INFORMATION (ERISA)

9.1.Plan Name. Seaboard Corporation Retiree Health Reimbursement Arrangement

9.2.Plan Sponsor/Plan Administrator.

Seaboard Corporation

9000 West 67th Street

Shawnee Mission, KS 66202

(913) 676-8800

EIN: 04-2260388

9.3.Plan Number. This HRA Plan is a component of Plan Number 509.

9.4.Type of Plan. Self-insured welfare benefit plan providing retiree only health care re-imbursement.

9.5.Plan Year. January 1 through December 31

9.6.Funding. The Company contributes to the Participants’ HRAs as described in this SPD. The HRAs are notational accounts and reimbursements of eligible health care expenses are made from the Employer’s general assets.

9.7.Agent for Service of Legal Process. The name and address of the HRA Plan’s agent for service of legal process is the Director of Human Resources, Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202. Service of legal process may also be made on the Plan Administrator.

9.8.Claims Administrator/Third Party Administrator.

WEX Health, Inc.

P.O. Box 2079

Omaha, NE 68103

9.9.ERISA Information. As a Participant in the HRA Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). As a Participant, you are entitled to:

Receive Information about Your Plan and Benefits

You have the right to:

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations such as work sites, all documents governing the HRA Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the HRA Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the HRA Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the HRA Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by HRA Plan Fiduciaries

In addition to creating rights for HRA Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your HRA Plan, called “fiduciaries” of the HRA Plan, have a duty to do so prudently and in the interest of you and other HRA Plan Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a HRA Plan Benefit or exercising your rights under ERISA.

Enforce Your Rights

If your reimbursement request for a HRA Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of HRA Plan documents or the latest annual report from the HRA Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials are not sent because of reasons beyond the control of the Plan Administrator.

If you have a reimbursement request for benefits that is denied or ignored, in whole or in part, and if you have exhausted the claims procedures available to you under the HRA Plan, you may file a suit in a state or federal court but only after you have exhausted the HRA Plan’s reimbursement requests and appeals procedure as described in this SPD or the reimbursement request and appeals sections in the materials prepared by your HRA Plan carrier. Any action at law or in equity must begin within two years after the denial of any appeal from an initial adverse benefit determination, regardless of any state or federal statutes establishing procedures relating to limitations of actions.

If it should happen that Plan fiduciaries misuse the HRA Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your reimbursement request is frivolous.

9.10.COBRA

Under a federal law called “COBRA,” a Spouse under the HRA Plan may elect to continue coverage under the HRA Plan for a limited time after the date he or she would otherwise lose HRA Benefits because of a divorce or legal separation from the Participant. Participants are also eligible for continuation coverage if they otherwise lose coverage under the HRA Plan because the Employer files for bankruptcy. Individuals who would lose HRA Plan coverage as a result of one of these “qualifying events” are referred to as “qualified beneficiaries.”

Note that Participants are required to notify the Plan Administrator in writing of a divorce or legal separation within 60 days of the event. If the Participant does not provide notice to the COBRA Service Provider, the Spouse will lose the right to continue coverage under the HRA Plan.

If a qualified beneficiary elects to continue coverage, the qualified beneficiary is entitled to the level of coverage under the HRA Plan in effect immediately preceding the qualifying event. For subsequent years, the qualified beneficiary may also be entitled to Benefit credits equal to the amounts credited to the HRA Plan Accounts of a similarly situated Participant (subject to any restrictions applicable to similarly situated Participants, so long as the qualified beneficiary pays the applicable premium on time each month.

To continue coverage, the qualified beneficiary must pay a monthly premium equal to 102% of the cost of the coverage, as determined by the Plan Administrator. The Plan Administrator will notify qualified beneficiaries of the applicable premium at the time of a qualifying event. The qualified beneficiary will have 45 days from the date of the COBRA election to pay the first premium, which includes the period of coverage from the date of the COBRA election retroactive to the date of the qualifying event. Subsequent COBRA premiums are due on the first day of the month for which coverage is to be provided. If the required COBRA premiums are not paid when due, the qualified beneficiary’s COBRA coverage will terminate and cannot be reinstated. After the first payment, COBRA premium payments will be considered timely only if made no later than 30 days following the due date.

Coverage may continue for up to 36 months following a qualifying event, but will end earlier upon the occurrence of any of the following events:

•	The date the qualified beneficiary notifies the Plan Administrator that he or she wishes to discontinue coverage;
•	The date any required monthly premium is not paid when due or during the applicable grace period;
•

The date, after the date of the qualified beneficiary’s election to continue coverage, that he or she becomes covered under another group health plan that does not contain any exclusion or limitation with respect to any pre-existing condition of the qualified beneficiary;

•	The Employer ceases to provide any group health plan.

ARTICLE X. GENERAL PROVISIONS

10.1.Expenses

All reasonable expenses incurred in administering the HRA Plan are currently paid by the Employer.

10.2.Amendment and Termination

This HRA Plan has been established with the intent of being maintained for an indefinite period of time. Nonetheless, the Employer may amend or terminate all or any part of this HRA Plan at any time for any reason by a written instrument approved by the Employer and executed by a duly authorized officer of the Employer.

10.3.Governing Law

This HRA Plan shall be construed, administered and enforced according to the laws of the State of Kansas, to the extent not superseded by the Code, ERISA, or any other federal law.

10.4.Code and ERISA Compliance

It is intended that this HRA Plan meets all applicable requirements of the Code and ERISA, and of all regulations issued thereunder. This HRA Plan shall be construed, operated, and administered accordingly, and in the event of any conflict between any part, clause, or provision of this HRA Plan and the Code or ERISA, the provisions of the Code and ERISA shall be deemed controlling, and any conflicting part, clause, or provision of this HRA Plan shall be deemed superseded to the extent of the conflict.

10.5.No Guarantee of Tax Consequences

Neither the Plan Administrator nor the Employer makes any commitment or guarantee that any amount paid to or for the benefit of a Participant under this HRA Plan will be excludable from the Participant’s gross income for federal, state, or local income tax purposes. It shall be the obligation of each Participant to determine whether each payment under this HRA Plan is excludable from the Participant’s gross income for federal, state, and local income tax purposes and to notify the Plan Administrator if the Participant has any reason to believe that such payment is not so excludable.

10.6.Indemnification of Employer

If any Participant receives one or more payments or reimbursements under this HRA Plan on a tax-free basis, and such payments do not qualify for such treatment under the Code, such Participant shall indemnify and reimburse the Employer for any liability it may incur for failure to withhold federal income taxes, Social Security taxes, or other taxes from such payments or reimbursements.

10.7.Non-Assignability of Rights

The right of any Participant to receive any reimbursement under this HRA Plan shall not be alienable by the Participant by assignment or any other method and shall not be subject to claims by the Participant’s creditors by any process whatsoever. Any attempt to cause such right to be so subjected will not be recognized, except to such extent as may be required by law.

10.8.Headings

The headings of the various Articles and Sections are inserted for convenience of reference and are not to be regarded as part of this HRA Plan or as indicating or controlling the meaning or construction of any provision.

10.9.Severability

Should any part of this HRA Plan subsequently be invalidated by a court of competent jurisdiction, the remainder of the HRA Plan shall be given effect to the maximum extent possible.

10.10.Medicare Status

Because this is retiree coverage, Medicare Secondary Payer rules generally do not apply. The HRA Plan will reimburse Medicare premiums and cost sharing to the extent permitted by law.

IN WITNESS WHEREOF, this Seaboard Corporation Retiree Health Reimbursement Arrangement Plan has been adopted effective January 1, 2026.

SEABOARD CORPORATION

	By:	/s/ Robert L Steer
	Name:	Robert L. Steer
	Title:	President
Date: January 2, 2026

SEABOARD CORPORATION

RETIREE HEALTH REIMBURSEMENT ARRANGEMENT

Appendix A

Exclusions-Medical Expenses That Are Not Reimbursable

This Seaboard Corporation Retiree Health Reimbursement Arrangement plan document and summary plan description contains the general rules governing what Medical Care Expenses are reimbursable. The following expenses are not reimbursable, even if they meet the definition of “medical care” under Code §213 and may otherwise be reimbursable under IRS guidance pertaining to HRAs:

•	Long-term care services.
•

Cosmetic surgery or other similar procedures, unless the surgery or procedure is necessary to ameliorate a deformity arising from, or directly related to, a congenital abnormality, a personal injury resulting from an accident or trauma, or a disfiguring disease. “Cosmetic surgery” means any procedure that is directed at improving the patient’s appearance and does not meaningfully promote the proper function of the body or prevent or treat illness or disease.

•	The salary expense of a nurse to care for a healthy newborn at home.
•	Funeral and burial expenses.
•	Household and domestic help (even though recommended by a qualified physician due to an Employee’s, Spouse’s, or Dependent’s inability to perform physical housework).
•	Custodial care.
•	Costs for sending a child to a special school for benefits that the child may receive from the course of study and disciplinary methods.
•	Social activities, such as dance lessons (even though recommended by a physician for general health improvement).
•	Bottled water.
•	Cosmetics, toiletries, toothpaste, etc.
•	Uniforms or special clothing, such as maternity clothing.
•	Automobile insurance premiums (including any medical portion).
•	Transportation expenses of any kind to obtain or receive a medical expense that may be considered illegal under applicable law where this HRA Plan is administered, where the service is rendered, or where the recipient resides, including transportation expenses to receive medical care.

•	Marijuana and other controlled substances that are in violation of federal laws, even if legal under state law or prescribed by a physician.
•	Any item that does not constitute “medical care” as defined under Code §213(d).